SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                            FORM 8-K


       Current Report Pursuant to Section 13 or 15(d) of
                   The Securities Act of 1934



Date of Report (Date of earliest event reported)      October 27, 1997



                             Motors & Gears, Inc.
     (Exact name of registrant as specified in its charter)



         Delaware                   333-19257                 36-4109641
(State or other                    (Commission             (I.R.S. Employer
Jurisdiction)                      File Number)          Identification No.)



     ArborLake Centre, Suite 550
      1751 Lake Cook Road, Deerfield, IL                        60015
(Address of Principal Executive Offices)                      (Zip Code)



Registrant's telephone number, including area code   (847) 945-5591
















                             PAGE 2





Item 2.   Acquisition or disposition of assets

     On October 27, 1997, Motor & Gears Industries, Inc. ("The Company") acquired all of the outstanding stock of ED&C Company ("ED&C"). The Company acquired ED&C through its newly formed wholly owned subsidiary, Electrical Design and Control Company. ED&C is a full-service electrical engineering company which designs, engineers, and manufactures electrical control systems and panels for material handling systems and other like applications. ED&C provides comprehensive design, build, and support services to produce electronic control panels which regulate the speed and movement of conveyor systems used in a variety of automotive plants and other industrial applications.

     In connection with the acquisition, the Company paid $15.0 million to the sellers in cash and the remainder was financed through a $4.0 million unsecured note which bears an interest rate of 9% with one principal amortization payment of $4.0 million in 2002. The cash was provided from borrowings under the Motors & Gears Industries, Inc. Credit Agreement established on November 7, 1996 among Motors & Gears Industries, Inc. various banks, and Bankers Trust Company, as agent.

     For the fiscal year ended December 31, 1996, ED&C had net sales of $14.6 million and EBITDA of $2.8 million.


Item 7.   Financial Statements and Exhibits

(a)  Financial Statements

It is not practicable to provide the required financial statements for the acquired business at this time. The required financial statements will be filed no later than sixty (60) days following the filing of this report.

(b)  Pro Forma Financial Information

The pro forma financial information will be filed no later than sixty (60) days following the filing of this report.

(c)  Exhibits

     2. (a) Share purchase agreement for the direct and indirect sale of all the shares of Electrical Design and Control Company, dated October 17, 1997.

     Certain exhibits and schedules to the agreements referred to in the item 2(a) have not been included; they will be furnished supplementally if requested by the Commission.
                             PAGE 3


                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   MOTORS AND GEARS, INC.


November 7, 1997                        By  /s/ Norman R. Bates
                                            Norman R. Bates
                                           Chief Financial Officer